As filed with the Securities and Exchange Commission on June 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Verastem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-3269467
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

117 Kendrick St., Suite 500 Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

2021 Equity Incentive Plan

(Full title of the plan)

Brian M. Stuglik

Chief Executive Officer

Verastem, Inc.

117 Kendrick St., Suite 500

Needham, MA 02494

(781) 292-4200

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Marko S. Zatylny

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	38,191,269	$4.78	$182,554,266	$19,916.67
Total	38,191,269		$182,554,266	$19,916.67

(1)   This Registration Statement covers an aggregate of 38,191,269 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the Registrant’s 2021 Equity Incentive Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)   Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the Nasdaq Global Market on June 14, 2021 to be $4.94 and $4.61, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

a.	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on March 18, 2021 (including those portions of the registrant’s definitive proxy statement for its 2021 annual meeting of shareholders incorporated by reference therein);
b.	the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as filed with the Commission on May 11, 2021; and
c.	the registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2021.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.

Our certificate of incorporation contains provisions protecting our directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL. Our bylaws provide similar protection under Section 145 of the DGCL for our directors and officers.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

We have also entered into agreements to indemnify our directors and certain of our officers to the maximum extent allowed under Delaware law. These agreements, among other things, indemnify our directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the company or that person’s status as a member of our board or directors.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit	Description
4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed by the Registrant with the Securities and Exchange Commission on March 12, 2019)

4.2

Certificate of Amendment to the Restated Certificate of Incorporation of Verastem, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed by the Registrant with the Securities and Exchange Commission on March 12, 2019)

4.3

Certificate of Amendment to the Restated Certificate of Incorporation of Verastem, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 21, 2020)

4.4

Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Registrant with the Securities and Exchange Commission on January 13, 2012)

4.5	2021 Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Proxy Statement, filed by the Registrant with the Securities and Exchange Commission on April 8, 2021)

5.1	Opinion of Ropes & Gray LLP (filed herewith)

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts on June 15, 2021.

VERASTEM, INC.

By:	/s/ Brian M. Stuglik
Brian M. Stuglik
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brian M. Stuglik and Robert Gagnon, and each of them singly, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Brian M. Stuglik	Chief Executive Officer	June 15, 2021
Brian M. Stuglik	(Principal executive officer) and Director

/s/ Robert Gagnon	Chief Financial Officer	June 15, 2021
Robert Gagnon	(Principal financial and accounting officer)

/s/ Timothy Barberich	Director	June 15, 2021
Timothy Barberich

/s/ Gina Consylman	Director	June 15, 2021
Gina Consylman

/s/ John H. Johnson	Director	June 15, 2021
John H. Johnson

/s/ Michael Kauffman	Director	June 15, 2021
Michael Kauffman, M.D., Ph.D.

/s/ Eric Rowinsky	Director	June 15, 2021
Eric Rowinsky, M.D.